Exhibit 4.26

DATED 6th August 2006

WOLSELEY plc (1)

- AND -

STEPHEN P. WEBSTER (2)

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DEED OF VARIATION

OF A SERVICE AGREEMENT

DATED 25 SEPTEMBER 2002

AS AMENDED BY A DEED OF VARIATION

DATED 30 JULY 2003

___________________________________

THIS DEED OF VARIATION is made the 6th day of August 2006.

BETWEEN:

1	Wolseley plc, whose registered office is Parkview 1220, Arlington Business Park, Theale, Reading, RG7 4GA (the “Company”); and

2	Stephen Paul Webster of 2 Melliss Avenue, Kew, Richmond, Surrey TW9 4BQ (the “Executive”).

WHEREAS:

A	The Company and the Executive entered into a service agreement dated 20 September 2002 (“the Agreement”) as amended pursuant to a Deed of Variation dated 30 July 2003 (“the Deed”).

B	The Company has decided to remove the requirement for the Executive to retire on 31 July following his 60th birthday in order to comply with The Employment Equality (Age) Regulations 2006 with effect from 1 October 2006.

NOW IT IS HEREBY AGREED as follows:

1	Clause 3.2 of the Agreement shall, with effect from 1 October 2006, be deleted in its entirety and the following shall be substituted therefor:

“Notwithstanding the provisions of sub-clause 3.1 above, this Agreement and the Executive’s employment hereunder shall terminate no later than the date on which the Executive shall retire except where a written agreement shall be entered into between the parties supplemental to this Agreement and specifically providing for termination at some other date.”

2	The remaining provisions of the Agreement as amended by the Deed shall remain in full force and effect.

IN WITNESS whereof this Deed has been executed by the parties the day and year first before written.

EXECUTED as a DEED	)
by Wolseley plc	)
)
)

		Director	/s/ R H Marchbank

		Secretary	/s/ M J White

EXECUTED as a DEED	)
by STEPHEN PAUL WEBSTER	)
in the presence of:	)	/s/ S Webster

/s/…A M Bragg………………………………

Alison Bragg
16 Coltsfoot Close
Burghfield Common
Reading
Berkshire
RG7 3JT

PA